SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                       -----------------------------


                                SCHEDULE 13D
                               (Rule 13d-101)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                               RULE 13d-2(a)

                            (Amendment No. 3)1/


                             CIDCO Incorporated
-------------------------------------------------------------------------------
                             (Name of Issuer)

                    Class A Limited Partnership Units
                      (Title of Class of Securities)

                                171768104
-------------------------------------------------------------------------------
                              (CUSIP Number)

                             David S. Richter
                    Waveland Capital Management, L.P.
                       227 West Monroe, Suite 4800
                         Chicago, Illinois 60606
                              (312) 739-2138

              (Name, Address and Telephone Number of Person
            Authorized to Receive Notices and Communications)

                             December 3, 2001
-------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of This Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b) (3) or (4), check the following box [ ]
                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

------------------
1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO.: 171768104                  13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  Waveland Partners, L.P.
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) (_)
                                                                     (b) (_)
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                    (_)

-------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

               Illinois
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                         ------------------------------------------------------
NUMBER OF                  8        SHARED VOTING POWER
SHARES                              0
BENEFICIALLY             ------------------------------------------------------
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING
PERSON                   ------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         0
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                  (_)
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN

                                                            Page 2 of 9 Pages

 CUSIP NO.: 171768104                   13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Waveland Capital Management, L.P.
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) (_)
                                                                     (b) (_)
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(d) or 2(e)                                    (_)

-------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

                Illinois
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                         ------------------------------------------------------
NUMBER OF                  8        SHARED VOTING POWER
SHARES                              0
BENEFICIALLY             ------------------------------------------------------
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING                ------------------------------------------------------
PERSON                    10       SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         0
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                   (_)
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         PN

                                                            Page 3 of 9 Pages

 CUSIP NO.: 171768104                  13D

1        NAME OF REPORTING PERSONS
         S.S. OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS

              Clincher Capital Corporation
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) (_)
                                                                    (b) (_)
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   (_)

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

             Illinois
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                          -----------------------------------------------------
NUMBER OF                  8        SHARED VOTING POWER
SHARES                              0
BENEFICIALLY              -----------------------------------------------------
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING                 -----------------------------------------------------
PERSON                     10       SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         0
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                  (_)
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-------------------------------------------------------------------------------

                                                            Page 4 of 9 Pages

 CUSIP NO.: 171768104                 13D

1        NAME OF REPORTING PERSONS
         S.S. OR IRS IDENTIFICATION NOS. OF ABOVE PERSONS

              Waveland Capital Management, LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) (_)
                                                                     (b) (_)
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   (_)

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

             Illinois
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                          -----------------------------------------------------
NUMBER OF                  8        SHARED VOTING POWER
SHARES                              0
BENEFICIALLY              -----------------------------------------------------
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING                 -----------------------------------------------------
PERSON                    10       SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         0
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                   (_)

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO

                                                            Page 5 of 9 Pages

 CUSIP NO.: 171768104                  13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              Waveland Partners, Ltd.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) (_)
                                                                      (b) (_)
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   (_)

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                 Cayman Islands
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                          -----------------------------------------------------
NUMBER OF                  8        SHARED VOTING POWER
SHARES                              0
BENEFICIALLY              -----------------------------------------------------
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING                 -----------------------------------------------------
PERSON                    10       SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         0
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                  (_)

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO

                                                            Page 6 of 9 Pages

 CUSIP NO.:171768104                  13D

1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Waveland International, Ltd.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) (_)
                                                                     (b) (_)
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS            WC

-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                   (_)

-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                Cayman Islands
-------------------------------------------------------------------------------
                           7        SOLE VOTING POWER

                        -------------------------------------------------------
NUMBER OF                  8        SHARED VOTING POWER
SHARES                              0
BENEFICIALLY            -------------------------------------------------------
OWNED BY                   9        SOLE DISPOSITIVE POWER
EACH
REPORTING               -------------------------------------------------------
PERSON                    10       SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         0
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                  (_)

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         OO

                                                            Page 7 of 9 Pages

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

         (a) Waveland International no longer owns any shares of Common Stock in CIDCO Incorporated (see Item 6).

         (b) Neither Waveland International nor any of its related entities have the sole or shared power to vote or direct the voting of, or dispose or direct the disposition of, any shares of Common Stock in CIDCO Incorporated.

         (c) In the past 60 days, Waveland International effected the following transactions with respect to the shares of Common Stock:

                                       Number of        Price per
                              Date     Shares Sold        Share
                              ----     -----------      ----------
                           12/03/01     1,441,000         $0.36


         (d)      Not applicable.

         (e) The Reporting Persons ceased to be the beneficial owners of more than five percent of the shares of Common Stock outstanding on December 3, 2001 (see Item 6).

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERTAKINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                  On December 3, 2001, Waveland International sold all of the shares of Common Stock it owned in CIDCO Incorporated (totaling 1,441,000 shares) to EarthLink Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of EarthLink, Inc., a Delaware corporation, pursuant to a Tender Offer Statement filed with the Securities and Exchange Commission on October 31, 2001.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS.

                  Exhibit
                  Number            Description
                  --------          -----------

                  99.1              Joint Filing Agreement



                                                           Page 8 of 9 Pages

                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 13, 2001

                                WAVELAND PARTNERS, L.P.
                                By: Waveland Capital Management, L.P.
                                    Its: General Partner
                                    By: Clincher Capital Corporation
                                        Its: General Partner

                                        By:  /s/ David S. Richter
                                            ------------------------------
                                             David S. Richter, President

                                WAVELAND CAPITAL MANAGEMENT, L.P.
                                By: Clincher Capital Corporation
                                    Its: General Partner

                                        By:  /s/ David S. Richter
                                            -------------------------------
                                             David S. Richter, President

                                CLINCHER CAPITAL CORPORATION


                                By:  /s/ David S. Richter
                                    ----------------------------------
                                     David S. Richter, President


                                WAVELAND CAPITAL MANAGEMENT, LLC


                                By:  /s/ David S. Richter
                                    ----------------------------------
                                     David S. Richter, Manager


                                WAVELAND PARTNERS, LTD.



                                By:  /s/ David S. Richter
                                    ----------------------------------
                                     David S. Richter, Director



                                WAVELAND INTERNATIONAL, LTD.



                                By:  /s/ David S. Richter
                                    ----------------------------------
                                      David S. Richter, Director

                                                           Page 9 of 9 Pages